EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is made as of January 16, 2003, by and between                            (“Purchaser”), and Spectrum Pharmaceuticals, Inc. (“Company”), whereby the parties agree as follows:

The Purchaser shall buy from the Company and the Company agrees to sell to the Purchaser: (i)                          shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), at a price of $2.25 per share for an aggregate purchase price of                          (the “Purchase Price”), and (ii) a five-year warrant to purchase up to                          shares of Common Stock (the “Warrant”), at an exercise price of $3.25 per share, in the form attached hereto as Exhibit A.

The Company warrants that as of January 16, 2003 there are 2,726,019 shares of common stock issued.

The Shares and the Warrant are being issued and sold pursuant to a registration statement on Form S-3, File No. 333-53108, which registration statement has been declared effective by the Securities and Exchange Commission. The Company is delivering herewith a prospectus supplement on Form 424(b)(5) regarding the issuance and sale of the Shares and the Warrant prior to funding, a copy of which is attached hereto as Exhibit B. The Shares and Warrant are free of restrictive legends and the Shares and the shares of Common Stock issuable upon exercise of the Warrant, when issued upon exercise of the Warrant in accordance with its terms and as described in the prospectus supplement, will be free of any resale restrictions.

Prior to the close of business on the date hereof:

1.	The Purchaser shall wire the Purchase Price to the Company to the account set forth below.

Company Wire Transfer Instructions:

2.
The Company shall (A) deliver a facsimile copy of the Warrant to the Purchaser at the address for notices set forth below, with the original Warrant to be delivered to such address on the next following business day, and (B) cause its transfer agent to transmit the Shares electronically to the Purchaser by crediting the account set forth below through the Deposit Withdrawal Agent Commission system.

Purchaser DWAC Instructions:

DTC No.

Account No.

Account Name:

Notices to the Company shall be delivered to:

Spectrum Pharmaceuticals, Inc.
Attention: Rajesh Shrotriya, M.D.
Chairman and Chief Executive Officer
157 Technology Drive,
Irvine, California 92618
Facsimile: (949) 788-6706

Notices to Purchaser shall be delivered to:

Delivery of an executed copy of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed copy of this Agreement and shall be effective and enforceable as the original. This Agreement shall be governed and construed in accordance with the internal laws of the State of California without giving effect to the conflicts of law principles thereunder.

AGREED AND ACCEPTED, as of the date indicated above:

Spectrum Pharmaceuticlas, Inc.

By:	/s/ Rajesh Shrotriya

Name:	Rajesh Shrotriya, M.D.

Ttle:	Chief Executive Officer and President

Purchaser Name:

By:

Name:

Ttle:

EXHIBIT A

EXHIBIT B

SCHEDULE 1
Purchaser	Shares	Purchase Price	Warrant Shares
Cranshire Capital, LP	88,889	$200,000.25	22,222
Omicron Master Trust	88,889	$200,000.25	22,222
ICN Capital, Ltd.	44,445	$100,001.25	11,111